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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-34205) pertaining to the 1997 Equity Incentive Plan and the Employee Stock Purchase Plan of SteriGenics International, Inc. of our report dated May 1, 1998, with respect to the consolidated financial statements of SteriGenics International, Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 1998.

     Our audits also included the financial statement schedule of SteriGenics International, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Palo Alto, California
June 25, 1998